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                                                                    Exhibit 2(c)


                               AMENDMENT NO. 2 TO
                            STOCK PURCHASE AGREEMENT


            AMENDMENT NO. 2 made as of June 30, 1999 ("Amendment No. 2"), by and among NovaCare, Inc., a Delaware corporation ("Parent"), NC Resources, Inc., a Delaware corporation (the "Seller"), Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger"), and HPO Acquisition Corp., a Delaware corporation (the "Purchaser"), to the Stock Purchase Agreement, dated as of April 2, 1999, by and among the Parent, the Seller, Hanger and the Purchaser, as amended (the "Stock Purchase Agreement").

                              W I T N E S S E T H:


            WHEREAS, the parties hereto have entered into the Stock Purchase Agreement pursuant to which, among other things, the Seller shall sell to the Purchaser, and the Purchaser shall acquire from the Seller, all of the issued and outstanding shares of common stock, $.01 par value per share, of NovaCare Orthotics and Prosthetics, Inc., a Delaware corporation (the "Company"); and

            WHEREAS, the parties hereto desire to further amend the Stock Purchase Agreement as hereinafter set forth.

            NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Defined Terms. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

            2. Amendments to Stock Purchase Agreement. Notwithstanding anything to the contrary contained in the Stock Purchase Agreement:

            (a) The Parent, on the one hand, and the Purchaser, on the other hand, shall each be responsible for one-half of any Damages arising out of or relating to any claim brought against the Company or any Group Member for additional payments pursuant to the Agreement of Purchase and Sale among Sabolich, Inc., an Oklahoma corporation, Sabolich Prosthetics Center of Wichita, Inc., a Kansas corporation, Sabolich Tri-State Prosthetics, Inc., an Oklahoma corporation, Sabolich of Florida, Inc., an Oklahoma corporation, John A. Sabolich and NovaCare Orthotics & Prosthetics East, Inc., a Delaware corporation, dated as of July 28, 1994. Any such claim shall otherwise be subject to the provisions of Section IX of the Stock Purchase Agreement.

            (b) The Purchaser, the Company and the Group Members may use the name "NovaCare" in conjunction with the name "Hanger" or in a reference to themselves
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for a period of six months after the Closing Date; provided, that (i) such usage shall be limited to "NovaCare Orthotics & Prosthetics Becoming Hanger
Prosthetics & Orthotics" and/or "NovaCare Orthotics & Prosthetics/Hanger Prosthetics & Orthotics" and (ii) the Purchaser, the Company and the Group Members shall not hold themselves out to the public as being affiliated with the Parent. The Purchaser will indemnify the Parent from any and all liabilities arising out of the use of the "NovaCare" name as provided herein.

            (c) The Purchaser shall pay the Parent $86,700 with respect to the Parent's license agreement with Microsoft Corporation ("Microsoft"). The Purchaser, the Company and the Group Members shall have no further liability with respect to, and shall be indemnified by the Parent against any and all liabilities arising out of, such license agreement. In the event Microsoft does not formally convey to Purchaser a license to use Microsoft software, as currently on such machines, in a timely fashion following the Closing, Parent shall reimburse Purchaser in full such $86,700 within 30 days from any such refusal by Microsoft to so convey such license.

            (d) Clause (ii) of Section 1.02(a) of the Stock Purchase Agreement is hereby amended by changing the dollar amount in such clause (ii) from "Ten Million Dollars ($10,000,000)" to "Fifteen Million Dollars ($15,000,000)".

            (e) Clause (ii) of Section 1.02(b) of the Stock Purchase Agreement is hereby amended by deleting clause (ii) of Section 1.02 thereof in its entirety and substituting therefor the following:

            "(ii) If, on the Closing Date, Adjusted Working Capital is less than Ninety-Three Million Nine Hundred Eighty-Two Thousand Dollars ($93,982,000.00), then the cash portion of the Purchase Price payable pursuant to Section 1.02(a) shall be reduced by the amount of such deficiency (the "Working Capital Deficiency") in Adjusted Working Capital. If, on the Closing Date, Adjusted Working Capital is greater than $93,982,000.00, then the cash portion of the Purchase Price payable pursuant to Section 1.02(a) shall be increased by the amount by which Adjusted Working Capital exceeds $93,982,000.00 (the "Working Capital Excess"). Adjusted Working Capital shall be comprised of cash in an amount of not less than Two Million Dollars ($2,000,000.00), accounts receivable, inventory, other current assets, accounts payable, accrued payroll and accrued expenses to third-parties (excluding all inter-company obligations (other than accrued payroll), accrued but unpaid Taxes and the current portion of the Acquired-company Notes) of the Company calculated in accordance with this Agreement and GAAP applied on a basis consistent with the Company's prior practice (except that accrued payroll shall be included even if not consistent with the Company's prior practice). The Adjusted Working Capital shall be initially based upon an estimated trial balance to be prepared by the Company and presented to the Purchaser as of the end of the last full month immediately prior to the month in which the Closing Date occurs. This trial balance shall be attached hereto as
      Schedule 1.02(b). At the Closing, the Company shall present to the
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      Purchaser the Company's initial calculation of its Adjusted Working
      Capital as of the Closing Date."

            3. Miscellaneous.

            (a) The parties hereto further agree that all notices, requests or instructions under this Amendment No. 2 or any other agreement made between the parties hereto in connection with the Stock Purchase Agreement shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, return receipt requested, or by FedEx or other recognized overnight courier, to the address set forth in Section 11.01 of the Stock Purchase Agreement.

            (b) Except as specifically amended herein, the Stock Purchase Agreement shall remain in full force and effect in accordance with its terms.

            (c) This Amendment No. 2 shall be binding upon the parties hereto and their respective successors and assigns.

            (d) This Amendment No. 2 may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 2 to be duly executed on the date first above written.

                              NC RESOURCES, INC.



                              By:   /s/ Robert C. Campbell
                                 ------------------------------------------
                                 Name:  Robert C. Campbell
                                 Title:   Vice President


                              NOVACARE, INC.



                              By:   /s/ Timothy E. Foster
                                 ------------------------------------------
                                 Name:  Timothy E. Foster
                                 Title:   Chief Executive Officer


                              HANGER ORTHOPEDIC GROUP, INC.



                              By:   /s/ Ivan R. Sabel
                                 ------------------------------------------
                                 Name:  Ivan R. Sabel
                                 Title: Chief Executive Officer


                              HPO ACQUISITION CORP.



                              By:   /s/ Ivan R. Sabel
                                 ------------------------------------------
                                 Name:  Ivan R. Sabel
                                 Title: Chief Executive Officer